Exhibit 99.2

Illustrative Effect of Potential Dilutive Impact of Convertible Senior Notes Due 2025

UNAUDITED

In May 2020, Bloomin’ Brands, Inc. (the “Company”) issued $230 million aggregate principal amount of 5.00% convertible senior notes due in 2025 (the “Notes”). The initial conversion rate applicable to the Notes is 84.122 shares of our common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $11.89 per share of our common stock. In connection with the offering of the Notes, we entered into convertible note hedge transactions with certain of the initial purchasers of the Notes and/or their respective affiliates and other financial institutions. The Company also sold warrants for approximately 19.348 million shares of our common stock at an initial strike price of $16.64.

On December 28, 2020, the Company adopted Accounting Standards Update No. 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” and transitioned to the “if-converted” method for calculating diluted earnings per share required under the new standard beginning in 2021.

In February 2021, the Company made an irrevocable election under the indenture to require the principal portion of the Notes to be settled in cash and any excess in shares. Following the irrevocable notice, shares settled in excess of the principal will be considered in GAAP diluted earnings per share (“EPS”) under the “if-converted” method since the bond hedge is excluded from the calculation of GAAP EPS as it is anti-dilutive. From an adjusted GAAP standpoint, share dilution will limited to shares issued in settlement of the warrants.

The following table illustrates the potential dilutive shares of our common stock that would be included in the calculation of our future reported EPS assuming various hypothetical quarterly average market prices of our common stock at the initial conversion rate. The potential dilutive shares are calculated using the “if-converted” method with the Notes to be settled in cash, as required, and any excess in shares.

(shares in thousands)
Hypothetical Quarterly Average Share Price (1)	Net Shares from Notes	Net Shares from Warrants	Total Dilutive Potential Shares for EPS Purposes (2)	Net Shares from Bond Hedge (3)	Total Expected Dilution at Maturity of Notes (4)
$11.89	—	—	—	—	—
$16.00	4,973,055	—	4,973,055	(4,973,055)	—
$16.64	5,528,016	—	5,528,016	(5,528,016)	—
$18.00	6,570,277	1,459,166	8,029,443	(6,570,277)	1,459,166
$20.00	7,848,055	3,248,055	11,096,110	(7,848,055)	3,248,055
$22.00	8,893,509	4,711,691	13,605,200	(8,893,509)	4,711,691
$24.00	9,764,721	5,931,388	15,696,109	(9,764,721)	5,931,388
$26.00	10,501,901	6,963,439	17,465,340	(10,501,901)	6,963,439
$28.00	11,133,769	7,848,055	18,981,824	(11,133,769)	7,848,055
$30.00	11,681,388	8,614,721	20,296,109	(11,681,388)	8,614,721
$32.00	12,160,555	9,285,555	21,446,110	(12,160,555)	9,285,555
$34.00	12,583,349	9,877,466	22,460,815	(12,583,349)	9,877,466
$36.00	12,959,166	10,403,610	23,362,776	(12,959,166)	10,403,610
$38.00	13,295,423	10,874,370	24,169,793	(13,295,423)	10,874,370
$40.00	13,598,055	11,298,055	24,896,110	(13,598,055)	11,298,055
_________________
(1)Although settlement continues beyond $40 per share, we have not presented further data.
(2)Represents incremental shares to be included in determination of diluted EPS, pursuant to GAAP.
(3)The bond hedge offsets dilution from the Notes upon conversion or settlement.
(4)These are the number of shares that represent actual dilution from the Notes at conversion or settlement.

The table above is for illustrative purposes and does not represent our forecast of future stock performance.

This document contains forward-looking statements regarding Bloomin’ Brands’ expectations, anticipations, intentions, beliefs or strategies regarding the future, including the total potential dilutive shares that would be included in the calculation of GAAP EPS. Forward-looking statements represent Bloomin’ Brands’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements and there can be no assurance that future developments affecting Bloomin’ Brands will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of our common stock and risks relating to our business, including the anticipated impact to consumer demand and supply chain due to the spread of the coronavirus (COVID-19), risks that we undergo a corporate event that causes a “make-whole fundamental change” with respect to the Notes, and other risks described in periodic reports that Bloomin’ Brands files from time to time with the Securities and Exchange Commission (the “SEC”). For additional information on these and other factors that could affect Bloomin’ Brands’ actual results, see the risk factors set forth in Bloomin’ Brands filings with the SEC, including the most recent Annual Report filed with the SEC on February 26, 2020 and the Quarterly Report on Form 10-Q filed with the SEC on October 30, 2020. Bloomin’ Brands disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document, except as required by applicable law or regulation. Forward-looking statements included in this document are made as of the date hereof.
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